EXHIBIT 10.4

                       FIRST AMENDMENT TO CREDIT AGREEMENT

         THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 29, 2005, by and between STAR SOLUTIONS OF DELAWARE, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

         WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of February 28, 2005, as amended from time to time ("Credit Agreement").

         WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

         1. Section 1.1. (b) is hereby deleted in its entirety, and the following substituted therefor:

         " (b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty percent (80%) of Borrower's eligible accounts receivable, plus the amount of $350,000.00 from March 29, 2005 through April 15, 2005. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

         As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

                  (i) any account which is more than ninety (90) days past due;

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                  (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

                  (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

                  (iv) any account which represents an obligation of an account debtor located in a foreign country;

                  (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

                  (vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

                  (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

                  (viii) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

                  (ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

                  (x) that portion of any account from Standard Insurance or Washington Mutual which represents the amount by which Borrower's total accounts from said account debtor exceeds forty percent (40%) of Borrower's total accounts; "

                  2. Section 1.3. is hereby deleted in its entirety, and the following substituted therefor:

        "SECTION 1.3.   COLLATERAL.

        As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

        As security for all indebtedness of Borrower to Bank subject hereto, Borrower shall cause PWI Technologies, Inc. to grant to Bank security interests of first priority in all accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust or mortgages, and other documents as Bank shall

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reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance."

         3. Section 4.3 (e) is hereby deleted in its entirety, and the following substituted therefor: " (e) not later than 60 days after and as of the end of each quarter end, a 10 Q report; "

         4. The following is hereby added to the Credit Agreement as Section 4.3
(f):

                  " (f) from time to time such other information as Bank may reasonably request. "

         5. Section 4.9. is hereby deleted in its entirety, and the following substituted therefor:

        " SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending March 31, 2005:

        (a) Tangible Net Worth at any time greater than zero as of March 31, 2006; $450,000.00 as of June 30, 2006; $750,000.00 as of September 30, 2006 and
$1,000,000.00 as of December 31, 2006, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

        (b) Total Funded Debt to Annualized EBITDA as of fiscal quarters ending March 31, 2005, June 30, 2005 and September 30, 2005, not greater than 2.25 to 1.0, with "Funded Debt" defined as the sum of all obligations for borrowed money (including subordinated debt) plus all capital lease obligations, and with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense on an annualized basis, with the March 31, 2005, calculation to be revised to include adjustments for elimination, as approved by Bank in Bank's discretion.

        (c) Total Funded Debt to EBITDA as of the end of each fiscal quarter, on a rolling four quarter basis, commencing as of fiscal quarter ending December 31, 2005, not greater than 2.25 to 1.0, with "Funded Debt" as defined above, and with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, with the December 31, 2005, calculation to be revised to include adjustments for elimination, as approved by Bank in Bank's discretion.

         (d) Net income after taxes not less than $1,000,000.00 on an annual basis, determined as of each fiscal year end. "

         6. Section 5.4. is hereby deleted in its entirety, and the following substituted therefor:


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        "SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity other than PWI Technologies, Inc.; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business."

         7. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

         8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                         WELLS FARGO BANK,
STAR SOLUTIONS OF                          NATIONAL ASSOCIATION
DELAWARE, INC.

By:  /s/ Thomas P. Sweeney, III          By: /s/ Joseph Gavan
    ---------------------------             ---------------------------------
       Thomas P. Sweeney, III,              Joseph Gavan, Relationship Manager
        Chief Executive Officer






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